Exhibit 99.1

Chimera Investment Corporation Sponsors Four Residential Mortgage Loan Securitizations and Retires Loan and Related Warrants

NEW YORK--(BUSINESS WIRE)--March 31, 2021--On March 25, 2021, Chimera Investment Corporation (NYSE:CIM) sponsored CIM 2021-R2, a $1.5 billion securitization of seasoned reperforming residential mortgage loans, and CIM 2021-NR2, a $240.4 million securitization of seasoned non-REMIC eligible residential mortgage loans. The mortgage loans for both securitizations were from the call and collapse of Chimera’s CIM 2017-3, CIM 2017-4, and CIM 2018-NR1 securitizations (the “Prior Securitizations”).

Securities issued by CIM 2021-R2, with an aggregate balance of approximately $1.3 billion, were sold in a private placement to institutional investors. These senior securities represented approximately 85% of the capital structure. Chimera retained subordinate interests in securities with an aggregate balance of approximately $224.6 million and certain interest-only securities. Chimera also retained an option to call the securitized mortgage loans at any time beginning in March 2025.

Securities issued by CIM 2021-NR2, with an aggregate balance of approximately $180.3 million, were sold in a private placement to institutional investors. These senior securities represented approximately 75% of the capital structure. Chimera retained subordinate interests in securities with an aggregate balance of approximately $60.1 million. Chimera also retained an option to call the securitized mortgage loans at any time beginning in March 2022.

Chimera’s expected weighted average cost of debt of these two securitizations is 2.24% compared to a weighted cost of debt of 4.22% for the Prior Securitizations.

In addition, Chimera sponsored two prime jumbo securitizations, $404.8 million of CIM 2021-J1 and $479.1 million of CIM 2021-J2, in March. Both securitizations are rated by Moody’s and Fitch.

Lastly, on March 26, 2021, Chimera paid off a $400 million loan secured by certain mortgage-backed securities and subsequently retired for cash all associated warrants at a discount to a trailing 30-day average price of its common stock.

Disclaimer

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Chimera does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in Chimera’s most recent filings with the Securities and Exchange Commission (SEC). All subsequent written and oral forward-looking statements concerning Chimera or matters attributable to Chimera or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

About Chimera Investment Corporation

We are a publicly traded REIT that is primarily engaged in the business of investing, on a leveraged basis, in a diversified portfolio of real estate assets, including mortgage loans, Non-Agency RMBS, Agency CMBS, Agency RMBS, and other real estate assets.

Please visit www.chimerareit.com for additional information about the Company.

Contacts

Investor Relations
888-895-6557
www.chimerareit.com